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                                                                  EXHIBIT (b)(5)

[LOGO] FIRST CHICAGO                          The First National Bank of Chicago
       The First National Bank of Chicago     153 West 51st Street
                                              New York, NY 10019
                                              Telephone: 212.273.1023
                                              Facsimile: 212.273.1258
       Amy L. Golz
       Vice President


                                        June 12, 1997

VIA FACSIMILE & FEDERAL EXPRESS

Mr. C. Scott Brannan
Vice President Administration & Controller
Danaher Corporation
1250 24th Street, N.W.
Washington, DC 20037


Dear Scott,

The First National Bank of Chicago is pleased to offer to Danaher Corporation a commitment to provide a $100 million 364-day revolving credit facility on the terms and conditions set forth in the indicative term sheet attached hereto. Our commitment is subject to the execution of definitive credit documentation.

By its acceptance hereof, Danaher Corporation agrees to the indemnity and expense reimbursement provisions described in the attached term sheet. Please indicate your acceptance of this commitment in the space provided below and return a copy of this letter so executed to the undersigned. This commitment will expire on August 31, 1997 unless on or prior to such time First Chicago shall have received a copy of this letter executed by the Borrower.

Scott, First Chicago is delighted to have the opportunity to provide this commitment to Danaher Corporation and we look forward to working with you to bring this transaction to a smooth and efficient closing.

                                Sincerely,

                                THE FIRST NATIONAL BANK OF CHICAGO

                                By:     /s/ Amy L. Golz
                                        ----------------------

                                Title:  Vice President
                                        ----------------------

Accepted and Agreed:

DANAHER CORPORATION

By:      /s/ C. Scott Brannan
        ---------------------

Title:  Vice President
        --------------------

Date:   July 10, 1997
        --------------------

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                              DANAHER CORPORATION
                        INDICATIVE TERMS AND CONDITIONS

This Term sheet is intended as an outline only and does not purport to summarize all of the terms, conditions, representations, warranties and other provisions which would be contained in a definitive loan agreement and other loan documentation for the financing contemplated hereby.


Borrower:                   Danaher Corporation ("Borrower" of "The Company")

Lender:                     The First National Bank of Chicago

Facility:                   364-day Revolving Credit Facility

Aggregate
Commitment:                 $100,000,000.

Maturity:                   364 days after the execution of definitive credit
                            documentation.

Purpose:                    General corporate purposes, including acquisitions


Facility Fee:               0.075% per annum on the commitment amount,
                            regardless of usage, payable quarterly in arrears to the Lender on a 360-day basis.

Pricing: All loans shall bear interest at the Borrower's option of i) ABR or ii) Eurodollar Rate plus 0.125%. Eurodollar Rate interest periods shall be one, two or three months and payable in arrears on the last day of the applicable interest period, calculated on a 360-day basis.

Covenants:                  Similar to those included in the Borrower's existing
                            US$250,000,000 syndicated Revolving Credit Agreement dated September 7, 1990 and as amended from time to time, including a covenant that acquisitions will be in the same lines of business in which the Borrower is currently engaged. The financial covenants will be identical to those in the Revolving Credit
                            Agreement.

Representations
and Warranties:             Similar to those found in the Borrower's existing
                            Credit Agreement.

Events of Default:          Similar to those found in the Borrower's existing
                            Credit Agreement.

Indemnification:            Whether or not the transactions contemplated hereby
                            are consummated, the Borrower hereby agrees to indemnify and hold harmless the Bank and its respective directors, officers, employees and affiliates (each, an "indemnified person") from and against any and all losses, claims, damages, liabilities (or actions or other proceedings commenced or threatened in respect hereof) and expenses that arise out of, result from or in any way relate to this commitment letter or the provision of the Facility, and to reimburse each indemnified person, upon its demand, for any legal or other expenses (including the allocated cost of in-house counsel) incurred in connection with investigating, defending or participating in any such loss, claim, damage, liability or action or other proceeding (whether or nor such indemnified person is party to any action or proceeding out of which any such expenses arise), other than any of the foregoing claimed by any indemnified person to the extent incurred by reason of the gross negligence or willful misconduct of such person. The
                            Bank shall not be responsible or liable to the Borrower or any other person for any consequential damages which may be alleged. The obligation contained in this paragraph will survive the closing of the Facility.

                            Whether or not any of the credit facilities described herein are extended to the Borrower, or a credit agreement or other document is executed, the Borrower shall pay and reimburse the Bank, immediately upon demand, for all costs and out-of-pocket expenses (including the allocated costs of in-house counsel) expended or incurred by the Bank in connection with the negotiation, preparation, administration (including waivers and amendments), and enforcement of this commitment letter and the loan documents contemplated hereby.